Exhibit 10.11
Employment Agreement

Party A: Mr. Xu Jie, CEO of Wuhan General Group (China), Inc. (the “Company”)
Party B: Mr. Haiming Liu

Party A and Party B agree to enter this agreement based on the labor laws promulgated by the People’s Republic of China (“PRC”).

Position
Party A hires Party B to be the Company’s Chief Financial Officer.

Term
The initial employment term is for one year and the term is renewable if agreed upon by both parties.

Compensation
●	The annual compensation is 700,000 RMB.
●
Party B is entitled to an option to purchase an aggregate of 100,000 shares of the Company’s common stock subject to the following vesting schedule: 10% of the option shares vest upon the completion of Party B’s first year of employment; 40% of the option shares vest upon the completion of Party B’s second year of employment and the remaining 50% of the option shares vest upon the completion of Party B’s third year of employment.  Any unexercised option shares shall be forfeited if this employment agreement is terminated early.

●
During the term of the employment, Party A is responsible for all the apartment rental expenses incurred by Party B and shall provide a car for Party B to use and reimburse Party B all costs associated with the usage of the car.  The ownership of the car belongs to Party A.

Termination
●
In order to protect the interests of both parties, neither party shall terminate this agreement within the first three months unless events not controlled by both parties occur; otherwise, the party who breaches this agreement shall pay the other party three months’ salary.

●	Within the first three months, Party B shall receive 80% of the monthly salary. The remaining 20% of the salary withheld shall be fully paid in the fourth month.

Benefits
●	Party A shall reimburse Party B all the reasonable relocation expenses.
●	For each quarter, Party A shall reimburse Party B two return tickets (economy class) between Wuhan and Chongqing.
●	In addition to the national holidays, Party B is entitled to 15 vacation days.
●	Party B shall pay for 70% of the basic health insurance in China.

Enforcement
Party A has the right to pay for Party B’s services through the Company or subsidiaries of the Company.  Party B shall perform his duties and cannot ask other parties to perform his duties for him.

Confidentiality
Neither party may disclose the Company’s information without the Company’s prior consent, other than as provided by applicable laws and regulations.

Governing Law
This agreement shall be governed by the laws and regulations of the PRC.

Effective Date
The effective date of this agreement is May 1, 2008.

Party A	Party B

/s/ Xu Jie	/s/ Haiming Liu
Xu Jie, CEO	Haiming Liu
Wuhan General Group (China) Inc.